FOR IMMEDIATE RELEASE             For further information on SFX:
                                  Cynthia A. Bond
                                  Director, Investor Relations
                                  SFX Broadcasting, Inc.
                                  (212) 407-9126

                                  For further information on Delsener/Slater
                                  Sean Cassidy
                                  Dan Klores Associates, Inc.
                                  (212) 685-4300

                  SFX BROADCASTING TO ACQUIRE LEADING CONCERT
                         PROMOTION/PRODUCTION COMPANY


       Moves into Analogous Field Through Acquisition of Delsener/Slater

NEW YORK, October 16, 1996 -- SFX Broadcasting, Inc. (NASDAQ: SFXBA) today announced that it has entered into a definitive purchase agreement to acquire privately-owned Delsener/Slater Enterprises, Ltd. for an undisclosed sum. Based in New York City and founded in 1966, Delsener/Slater is a leading promoter of contemporary music concerts and one of the nation's five largest concert production companies. Delsener/Slater will become an independent division of SFX and will retain its current name, management and corporate location. Ron Delsener and Mitch Slater will each hold the title of Co-President and Co-Chief Executive Officer.

Commenting on the transaction, Robert F. X. Sillerman, Executive Chairman of SFX Broadcasting, Inc., said, "This investment is highly compatible with our focus on contemporary music, as it will combine the live music component with our traditional area of expertise, recorded music. SFX stations are adept at figuring out musical tastes and presenting a successful program of recorded music. Delsener/Slater's expertise rests in similar strengths, but in live music, and the two entities working together will be able to create great opportunities for promotional tie-ins. While this acquisition is immediately attractive on its own, it has the added dimension of benefitting all of our radio stations with a direct association with leading concert tours and shows.

"We have known Ron and Mitch for several years and witnessed their rise to the top of the live contemporary music promotion business in the Northeast. With the financial and professional resources of SFX and our radio stations across the country behind them, we intend to expand their winning formula, both in the Northeast as well as new geographic areas. Financially, Delsener/Slater





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represents an extremely well-managed and attractive entity and we look forward to growing together. This acquisition represents new and creative challenges for SFX and Delsener/Slater, and a synergistic first for our industry."

Ron Delsener, the founder and Co-President of Delsener/Slater, stated, "Over the past thirty years, we have strived to build our company to a point where it is truly synonymous with excellence in the concert promotion field. With SFX behind us, we will aim to reach even higher levels of national prominence."

Mitch Slater, Co-President of Delsener/Slater, added, "This is an outstanding opportunity for our company. We have had a major influence on the contemporary music industry and our association with SFX will enable us to continue our influence on an even greater scale in the years ahead."

Having produced more outdoor concert events than any other company in the United States, Delsener/Slater has achieved national prominence in the contemporary music business. Their legendary accomplishments include the creation of the popular "free concerts" in New York City's Central Park Sheep Meadow and on the Great Lawn, as well as the $1.00 summer concert events at the Wollman Rink, also in Central Park.

Delsener/Slater has promoted and produced concerts by such world-renown artists as Billy Joel, The Rolling Stones, Paul McCartney, Elton John, The Eagles, Pink Floyd and Kiss at venues throughout the northeastern United States. Many of these concerts have been staged at arenas including New York's Giants Stadium, Yankee Stadium and Shea Stadium and the Carrier Dome in Syracuse, New York.

With the consummation of all pending transactions, SFX Broadcasting will own, operate or provide services to the following stations.

                         - list of stations follows -